CAPSTAR HOTEL COMPANY

                                 Contact:  William M. Karnes
                                           Senior Executive Vice President and
                                           Chief Financial Officer
                                           John Emery
                                           Treasurer
                                           (202) 965-4455

FOR IMMEDIATE RELEASE
---------------------

                                           Robert Jones/Christine DiSanto/
                                           Jim Cappuccio
                                           Stan Froelich - (financial media)
                                           Morgen-Walke Associates
                                           (212) 850-5600
                                           Jerry Daly or Carol McCune (media)
                                           (609) 383-1414


                    CAPSTAR HOTEL COMPANY COMPLETES PURCHASE
               OF FIVE HOTELS FROM MBL LIFE ASSURANCE CORPORATION

 CAPSTAR TO SPEND $3.7 MILLION ON RENOVATING AND REPOSITIONING FOUR PROPERTIES


WASHINGTON, D.C., December 18, 1996--CapStar Hotel Company (NYSE: CHO), a leading hotel investment and management company, today said it had completed the previously announced acquisition of five hotels from MBL Life Assurance Corporation for $68.4 million. The five-hotel transaction, comprising 1,121 rooms, was announced at the time of CapStar's August 23 initial public offering.
           The addition of these hotels brings CapStar's total portfolio of owned properties to 19 with 5,166 rooms.
           Four of the five newly purchased hotels have been managed by CapStar since 1991. Including the Company's owned hotels, CapStar manages 50 hotels with 10,238 rooms.
           "We have committed a total of $3.7 million in funds to renovate four of the five hotels in order to enhance the competitive positions of these properties in their respective markets," stated Paul Whetsell, president and chief executive officer. "We acquired this portfolio for $61,000 per room, or approximately 60 percent of estimated replacement cost. We continue to aggressively seek other quality, full-service, first-class properties serving major U.S. business centers to add to our portfolio." The five hotels in four states are:
           1) HILTON HOTEL, SACRAMENTO, CALIF. Built in 1983, the 326-room hotel is located in suburban Sacramento, near the interchange of I-80 and Rte. 160, in a well developed area with commercial office space, upscale retail and residential uses. The hotel features two restaurants, more than 17,000 square feet of banquet and meeting space, a pool, health and fitness facilities and a business center.
           2) SANTA BARBARA INN, SANTA BARBARA, CALIF. Built in 1959, the 71-room hotel is located in this popular residential and resort area on the Pacific Coast highway directly across from the beach. The hotel features the renowned Citronelle restaurant, two meeting rooms, an outdoor pool and tennis courts. The Company will spend approximately $500,000 to upgrade the property's restaurant as well as install new soft goods in all guest rooms and refurbish all guest bathrooms.
           3) HOLIDAY INN, COLORADO SPRINGS, COLO. Built in 1974, the 201- room hotel is located approximately five miles north of downtown Colorado Springs on I-25. The hotel features more than 8,700 square feet of banquet and meeting space, a health club, pool, tennis courts and restaurants. Colorado Springs has experienced strong economic growth in recent years, which has led to a major airport expansion program completed in 1995.

           4) THE EMBASSY ROW HOTEL, WASHINGTON, D.C. Built in 1969, the 195-room hotel is located in downtown Washington, D.C. on Massachusetts Ave. The hotel features more than 7,500 square feet of banquet and meeting space, a rooftop pool, a health and fitness center, a business center and a restaurant. CapStar will spend more than $2.0 million on renovations to guest rooms and public space. In addition, CapStar has signed a franchise agreement to brand the property a Hilton hotel and has renamed the property the Hilton Embassy Row.
           5) HILTON HOTEL & TOWERS, LAFAYETTE, LA. Built in 1981, the 328- room hotel is centrally located on a major business artery linking downtown Lafayette with the local airport. The hotel features more than 17,000 square feet of banquet and meeting space, a pool, an exercise room, business center and restaurant. Lafayette serves as a major center for offshore oil drilling and production and has experience strong job growth over the past several years.
           "All of the hotels are in strong, growing markets" said David McCaslin, chief operating officer. "The completion of our planned renovations should enable us to significantly improve operating performance at these properties."
           In conjunction with the acquisition of the Mutual Benefit portfolio, CapStar also announced the restructuring on its existing $225 million line of credit and the creation of a new $50 million Senior Subordinated Credit Facility. Commenting on these financings, Paul Whetsell stated, "The modification of the existing credit agreement is designed to increase its flexibility and to accommodate the new subordinated debt facility. On a combined basis, the $275 million in debt capacity provided by these two facilities will enable the Company to continue to aggressively pursue the attractive hotel acquisition opportunities we see in the market.

After subtracting the initial debt outstanding at the IPO, plus the debt associated with the acquisition of the eight hotels purchased since we went public, approximately $90 million in debt capacity remains available for future growth."
           CapStar owns and manages upscale, full service hotels throughout the U.S. under such nationally known brands as Hilton, Sheraton, Marriott and Westin. The Company specializes in repositioning properties using proprietary strategic plans designed to capitalize on the opportunities presented by each hotel and local market. CapStar is one of the nation's largest hotel management companies and currently manages 50 hotels with 10,238 rooms.